UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 22, 2013
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 4, 5, 6, 7, 9, 10, 11, 12, 13, 16, 18, 20, 21, 22, 23, 24, 25, 26, 29, 30, 31, 33, 34, 36, 37, 38, 39, 40, 41, 42, 43, 44 and 45, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MAY 10, 2013

1.
We've been doing more research on your company and it would be helpful if you could answer roughly what percentage of your business is US dollar denominated and if not 100%, what other regions do you do business in that is not done in US dollars?

The role and impact of currency in our business is an oft-asked question…and, given our international footprint, it's a logical question to ask. The Securities and Exchange Commission requires companies having significant foreign operations to address Foreign Exchange Risk under ITEM 7A-QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK in its annual Form 10-K filings and Item 3. Quantitative and Qualitative Disclosures About Market Risk in its quarterly Form 10-Q filings. We'd encourage you to read those parts of our filings as well in addition to what follows below as well.

Given that the pro-rata share of the business throughout the countries in which we operate is not static; our response can only be an estimate as of one point in time. If you were to look at our first quarter 2013 results and aggregate them according to countries where we transact business in US dollar (or countries where the currency is tied or substantially tied to the US dollar - like Hong Kong, and a handful of countries in the Middle East…and we would still include China in that group), a good estimate would be about 60%.

We understand that investors and potential investors look at our global footprint and naturally want to quantify, or attempt to quantify, how foreign exchange fluctuations might potentially impact our earnings. We think it is also good for these same people to understand Expeditors' philosophy about managing the way we do business in multiple economies using multiple currencies. It's also important to understand why we take what some would say is a rather laissez-faire approach to how we manage foreign exchange exposure in that we don't incur fees to attempt to hedge our exposure. International commerce is at the core of what we do and while we do a great deal of international commerce in markets where there is no effective foreign exchange exposure, we do plenty of work in markets where we can have significant exposures. There are two relevant components of currency exposure that we consider in this context. One kind of exposure (and in our mind, the most important kind) is “transaction exposure.” That exposure occurs when rates are quoted, billed, and collected from customers in currencies different from the functional currencies of the particular country in which the transaction originated. The other is “translation exposure,” and that has to do with how we convert the financial statements of our various international entities into US dollars for consolidated financial statement preparation purposes. A proper understanding of both is necessary to have a clear understanding of how we analyze exposure.

We'll address each separately.

Transaction Exposure. As we noted, this exposure occurs when we bill in one currency and collect from the customer in another currency, or bill customers in currencies different from the functional currency of the subsidiary issuing the bill (e.g. a customer that requires we bill in US dollars in London, despite the fact that the functional currency of our UK subsidiary is UK Pounds). During the intervening period between when we record revenue upon issuance of the bill and when we are ultimately paid, we are exposed to foreign exchange fluctuations. Because we typically have two offices involved in billing for international shipment services, the intercompany component of the billing (between and among our various offices) creates transaction exposure. We manage this exposure by accelerating settlements among our global subsidiaries by using a global clearing house that is run on a weekly basis; monies are settled, as soon thereafter as practical, to minimize internal exposure.

There are some global accounts that require being billed in US dollars wherever in the world we do business on their behalf. If it is in a country where the currency is effectively linked or “pegged” to the US dollar (see above list), then there is little exposure other than routine transaction costs. If it is in a country where the currency is not tied to the US dollar, our transaction exposure begins when we bill the customer in US dollar and ends when we are ultimately paid. Since the functional currency of each of our subsidiaries is the currency of the country where that subsidiary is domiciled, billings are “booked” as accounts receivable upon issuance to the customer in the US dollar equivalent of the local currency on that date. When the payment in US dollars is received, it is converted to the local currency amount and any difference between that converted payment amount and the local currency amount recorded on issuance is recorded as a foreign exchange gain or loss at that time. Where we do have these kinds of arrangements, where we bill in US dollars (or in a currency pegged to US dollars) in countries with another functional currency not pegged to the US dollar, we try to manage exposure through negotiating a currency adjustment factor (typically referred to in our industry by the acronym “CAF”1) and try to minimize the days our receivables are outstanding. In the absence of those efforts, we have to build something into the rates to accommodate the potential currency exposure.

We try to not “speculate” on currency by hedging or taking radical currency positions. Several months ago, the economist cum Author/Actor/Social Commentator, Ben Stein wrote a book entitled “How to Really Ruin Your Financial Life and Portfolio”2. While focused on personal finance, one way Stein says to really ruin your financial life is to trade foreign exchange. The reasons for this are so close to what we've always espoused concerning foreign currency hedging that we have to excerpt a portion of Stein's book here:

“[Trading foreign exchange] is so exotic. Much more exotic than Las Vegas. It takes place all over the world… They are all trading against each other around the clock. Just going, going, going. Yen. Renminbi. Peso. Dollar. Pound. Euro. Zloty. Forint. It's everywhere. There are over a hundred currencies.

And absolutely no one, and I mean NO ONE, knows where the heck3 they are going or in what direction or how much or for how many seconds, minutes hours, or days.

The smartest men and women, with the absolute most training in finance and international economics do not know where the currencies are going.

The value of a currency of a nation depends upon the interest rates of that nation relative to other nations, to the trade surplus or deficit of that nation, to the economic health of the nation, to rumors and truths about minerals in that nation. There are political and military causes that move currencies. There are health scares…

It gets a lot more complex that that….”

1Please refer to the “Glossary of Terms” in the back of this filing.
2You probably remember Stein's role as the high school economics teacher taking attendance in the 1986 film Ferris Bueller's Day Off (”Bueller?…Bueller…?Bueller?”)
3Stein actually used another “H” word here, but we attempt to keep this a G-rated publication.

We couldn't agree more with Stein's observations…and even though he is focused on advising people in their personal financial affairs, we think that, if it makes sense not to do something from a personal financial basis, it probably makes sense not to do so from a corporate perspective. That is exactly why we find more practical, certain methods to manage our currency exposures rather than resorting to some expensive form of hedging. Just because we have the wherewithal to speculate, doesn't mean we have to make some banker rich in doing so. Over the years we've lost and we've gained but we're pretty sure that we've not lost anywhere near what we'd have paid in banking fees to run an expensive hedging operation that has some form of speculation at its core. Currency speculators seem to be very much like your neighbor who makes frequent trips to Las Vegas. One soon learns that the correct inquiry of your neighbor upon his or her return is not 'How much did you win?' If they won, they tell you about it. If they lose, you might see a “For Sale” sign on the BMW in the driveway…and in extreme cases…a realtor's sign in front of the house, soon to be followed by a large moving van blocking your drive way. As we all know, everyone wins in Las Vegas…and it's the winning most people talk about. Unfortunately (or fortunately if you are a casino owner), everyone who gambles in Las Vegas also loses in Las Vegas…and the existence of all those marvelous edifices in the desert are ample proof that what's lost in Las Vegas stays in Las Vegas….and obviously your neighbor and other visitors lose more than they win. Most gamblers/speculators in either Las Vegas or in the currency markets who win big are more lucky than they are good in most instances. Granted the odds may be better if you are speculating on currencies in some manner…as you have the option to bet on governments to do something stupid…but that said, and to Stein's complexity point, there are enough times when governments do something smart when you are expecting them to do something stupid (or they can even do something less stupid than the other governments impacting the currency markets) that you can really get burned without even lighting the fire yourself. Big financial institutions do a lot of currency speculation. But with them, if they win, like your gambling next door neighbor, they tell everyone about it. If they lose, they don't talk about it…and if they lose a lot, unlike your gambling neighbor who just had to move, their own governments (We the People in other words), who they might well have even bet against, bail them out. Nice work if you can get it…and can still look yourself in the mirror in the morning.

If one were to equate our philosophy on currency exposure to personalities in Las Vegas, we'd be the person who feels a hankering for an after-dinner drink and so throws a couple of coins in a nickel slot and stands around in the casino on the way back to their hotel room just long enough to get a couple of free drinks, the cost of which, had they been paid for, would have been much more than anything put in the slot machine. Better to get a few free drinks while losing a little money…with the possibility of winning a little on occasion, than getting a lot of free drinks that the big wagers get, while losing your spouse's car and maybe your house in the hopes you'll find out that you have become more lucky than good.

Translation Exposure. This is a mechanical exposure that occurs when we translate each of our subsidiaries' financial statements into US dollars, the functional currency of the US parent company. If the currency of a particular country strengthens against the US dollar, the value of those foreign earnings increases commensurately with that strengthening. If the value of the currency of that particular country or area (e.g. the Eurozone) goes down, then the value of those foreign earnings, in US dollars also goes down (e.g. see what's happened with the Euro over the last year). Translation exposure is what it is and there is not much one can, or, in our opinion, even should do, to manage translation exposure. It is completely a function of where you need to do business. The only constant thing about foreign exchange is that it will constantly change. Sometimes we win, and sometimes we lose, but historically, not too much either way…and that's acceptable. What wouldn't be acceptable, and what we've never done, is to become speculators under the mistaken notion that we can make money from guarding against currency fluctuations. A lot of people smarter than us have tried and ended up not only losing their own money, but a lot of other people's money as well. We'll leave those machinations to the true geniuses among us…those tricky bankers! We'll just stick to freight thanks!

2.	Does Mr. Rose currently plan to be CEO of the Company for the next 5 years?

Mr. Rose has said nothing definitive about his future plans and says only that he takes things one year at a time and that as long as his health is good and he enjoys what he's doing, (he “love(s) meeting our customers and the people at Expeditors who service them, face to face and thanking them directly and personally…this means being on the road nearly 50% of the time, but that is a small price to pay for the satisfaction it brings.”) he has no other plans. He just passed 70 and is looking forward to 80. He has traveled enough for work over his last 55 years in the work force, that “slowing down to travel holds no particular allure.” While he plays golf on occasion (a self-professed “social golfer when I have to”), he doesn't enjoy golf sufficiently enough (“not enough like hockey where physical contact is mandatory and not discouraged”) to make it the avocational obsession that so many other people in high positions seem to make it (“There is no need to make more time to do something you already don't do”).

Mr. Rose, in point of fact, still enjoys working at Expeditors, the Company he founded over 30 years ago (“Not a lot is more rewarding or fun than seeing something that started with 6 offices and 20 people and $300,000, including the money from your daughter's piggy bank, grow and change into a dynamic nearly $6 billion global enterprise that has as its goal to get better every day on how it services its customers…with the commitment and dedication of our nearly 14,000 people (Mr. Rose “doesn't like the word employees, our culture reinforces that our people are so much more than employees”).

3.
You specifically cited "high-tech consumer products" in the most recent 10-K as a near-term detractor of revenue growth, can you please give us a % of revenue that comes from this segment, perhaps looking at your top 200 accounts? (Aside: similar to the vertical details contained in the 3/2009 8-k)

In the last estimate we did, based on our top 200 accounts, it looks in rough terms to be close enough to 30% of our net revenues4 to call it 30%.

4.
You expect high-tech consumer products to continue to decrease in size and weight over the near-term. With respect to the medium-to-long-term, can you give us specifics (or generalities) about new services or markets that you are looking to serve and do you think those initiatives would be enough to offset a potential permanent loss of revenue due to the "post-PC" trend?

Personal computers are only a portion of high tech. We still move plenty of large servers and non-PC kinds of hi-tech products around the world. There are still hi-tech opportunities -- they are just a little different and they may just look a little different than they did in the past. Despite the change in the physical characteristics of the freight, we think that there will always be a need for an airfreight solution of some kind for the transit of hi-tech products. Currently the market is adjusting to smaller-sized electronic consumer products. Like most things, every challenge provides opportunities for those innovative enough to take them.

In the long-term, we will focus on providing more integrated solutions by enhancing the capabilities of our existing products. Particularly, we will increase our distribution services capabilities and the global reach of our Transcon5 product. We will also find ways to use our Order Management5 product to provide our customers with very cost effective ways to enhance management of their supply chain.

4Net revenue is a non-GAAP term, please refer to the "Glossary of Terms" in the back of this filing.
5Please refer to the "Glossary of Terms" in the back of this filing.

5.
How many services (products) do you offer, in total? Can you please elaborate on the new "Transcon" service that you mentioned in the earnings release? How long have you offered this product? How long did it take to develop?

We offer many services, but our core and primary services are: air and ocean consolidation and direct forwarding, customs brokerage, order management, marine insurance, Transcon (domestic time-definite), warehousing & distribution, project cargo management and trade consulting.

Transcon, as we noted above, is our domestic time-definite white-glove service. It's been in some phase of development for about ten years but up until about a year ago, it was primarily a North America product. It is now being actively rolled out globally, with special emphasis in China and Europe and India. It is an increasingly strategic product that extends the reach of our traditional services and allows us to fill very specific time-definite domestic needs for our customers in ways that we have historically done in meeting their international time definite requirements.

6.
Expeditors has great price discipline. Since 2002, in years when your airfreight prices per kilo fell (2003, 2009, 2010, 2012), Expeditors has ceded market share to peers (measured by your volume growth relative to IATA data) rather than compete on price. 2010 is the lone exception, and you appear to have taken market share because the massive increase in volume more than offset the lower price. In every other year, prices have risen, and Expeditors has taken share. You've built an incredible business model, one that allows you to take share seemingly whenever you want to. But what if prices don't rebound in 2013? Or 2014? At what point do you lower your prices?

Our business, because of its critical and differentiating service component, is not a business where one can “buy” profitable market share. As in any business, there are always a plethora of unprofitable opportunities out there. While many will point out that this is our opinion, and indeed it is, we think it's an opinion pretty well backed up by developments in the industry over the past 20 years. Historically, many managers in our business have tried to fool themselves, or others, into thinking they could aggressively purchase market share. They did this by employing two different methods:

1.
by offering low-ball rates or succumbing to the strong arming “make them eat dirt” procurement tactics that some organizations use to extract truly lowball rates. These lowball rates appear to be tolerable in the short-term but prove to be devastatingly unsustainable in the long term; or,

2.
by making acquisitions, feted as “brilliant” and “accretive” in their announcement, to only later, with whispered funereal soberness and amid crushing lay-offs and large write-offs of “goodwill,” be divested, de-emphasized or closed outright.

Neither strategy has proven to be particularly effective when you dichotomize market share as “profitable” versus “unprofitable” -- a very important dichotomy in our book. Unlike gravity, when it comes to logistics pricing, in defiance of Sir Isaac Newton's often repeated “What goes up, must come down” observation, in the minds of some shippers, “What goes down, must stay there because that must be the 'real' price it should have been all along” seems to be the most acceptable response, self-justifying as it might be. Typically the kinds of things that overcome price level inertia are external factors such as capacity shortages, peak seasons natural disasters, etc., which threaten the continuity of the customer supply chain. In those instances, particularly when a natural disaster occurs, what customers will pay to avoid the alternative (that being NO FREIGHT) is always interesting to see…offers to pay rate increases of two and three times the pre-crisis levels to insure continuity of the supply chain are not uncommon.

Market share expansions predicated on pricing concessions, while historically short-lived, don't provide a reliable foundation upon which one can build long-term service strategies. While customers cannot be blamed for taking advantage of lower price options, the ability to provide consistent, reliable service at a reasonable price will typically win out over low-priced irregular service “You get what you pay for” is not just an economic platitude, it's an axiomatic tenet that further reinforces the indisputable fact that one cannot charge customers less than it costs to deliver a service, in totality (direct and indirect costs of service), and still stay in business long-term. Customers also know that they can't reliably fill orders to their customers if they have unreliable supply chains that are impacted by providers trying to avoid or mitigate losses from unsustainable rates. While that can be tolerated to get through short-term difficulties, we've found that most customers value the reliability. When pricing or other associated matters (like onerous terms and conditions or excessive liability requests) cause a customer to want to change to other more acquiescent providers, we make it a point to transition as professionally as possible. While engaging in this transition, we do however entreat our customer to contact us if they are not satisfied with the change. We also re-iterate that while we're here to serve them, we also have shareholders who require us to fulfill our moral obligation to make money on their behalf. That attitude has led us to one of our important new maxims…“Some of our best business is the business that we lost”…referring to those accounts that have transitioned out over price, or some associated issue, only to come back when the transition helped them realize the true costs to their organization in the difference between the service they received from Expeditors and the service they were now receiving from whomever they transitioned the business to. Ultimately, at this juncture, they are able to see that the strategic loss of value in a less reliable supply-chain does indeed overcome whatever tactical savings they may have thought they realized at the per kilo rate or excess liability level.

This philosophy also helps us avoid those companies dominated by procurement groups who, despite singing paeans to partnership, harbor a secret agenda concerning their providers that can best be described as a “…and then let's make them eat dirt” attitude (referred to earlier in this response). These are the (thankfully few) companies that have no real understanding that the financial health of their critical service providers is inextricably linked to their service capabilities…and that, furthermore, don't care. These are also the companies who tell you that logistics is one of their core competencies, but then are unable to explain the inconsistency of how their core objectives are realized through “so-called commodity” providers. We do not understand these kinds of companies, and do not work well with them when we happen upon them…fortunately, we don't have any among our customers.

To the final point of your question, how prices will move is of lesser concern to us than how we will be able to react to those changes. We remain resolute that if we offer the best customer service at a reasonable price, we will be able to selectively, in the long term, target and take profitable, sustainable, and value-enhancing market share.

7.	If global trade volumes don't improve, can Expeditors' stock go up? Can you grow earnings in a weak macroeconomic environment?

You're making a correlation between earnings and stock price that we can't realistically comment on…even if we could. We have grown earnings in weak economic times. Historically, earnings seem to grow more robustly in sound economic times. We do believe we have a proven business model and while this current environment the last year and a half has impacted our ability to match our historical growth rates, we think that our profitability can continue to grow through new profitable market share growth and efficient management of costs.

8.
I've seen estimates that your customs brokerage unit clears 70%- 75% of your freight, which is estimated to be 2.5x - 3.0x the clearance ratio of your large competitors. That's very impressive. What makes your customs brokerage unit so good?

We cannot comment on the ratios of our competitors. The upper end of the estimate of our ratio, 75%, still appears to be a good estimate of the percentage of custom clearance we perform for freight that we carry. We have always viewed customs brokerage as a core competency and, as such, we look for every opportunity to leverage this core competency and how we integrate this into other product offerings.

Expeditors was founded as a forwarder that could do brokerage and a broker that could do freight…but 35 years on, we're still at our best when we do both.

9.	When shippers leave to use another freight forwarder, how often do you keep the customs brokerage business?

Often enough so that we don't really bother to keep statistics on it. Customs clearance capabilities weigh heavily when contemplating provider changes. The customs brokerage business, in most cases, tends to be a little more strategic and less transactionally-focused than pure transportation business. In many instances, the decisions impacting brokerage and transportation are made by different groups within our customers' management structures. Customs often times reports up through the finance organization, and, in those instances, is independent from the decisions made within the logistics group. While some companies have begun to include customs within the supply-chain organization, along with logistics, the decisions regarding the awarding of customs business (and transportation business), in the majority of cases, is handled independent of one another. Even in those instances when transportation and customs clearances are linked and this is almost a necessity in courier and express business, having established that “trusted business advisor” custom broker status allows us access to other parts of our customers business even if they have shifted transportation business away from us.

One of our District Managers this past week explained the relationship differences between customs brokers and forwarders by saying:

“You date your forwarder, but you marry your customs broker.”

While humorous, it does project an element of truth that is more true than it is humorous.

10.	Do you think the current weakness in airfreight pricing is caused more by shippers, carriers or competition from other forwarders?

Yes! There are elements of each of these constituents that contribute to the current pricing environment. While each mentioned constituent affects airfreight pricing in different ways, at its core, it is still a supply and demand market. Anything else that plays out is subsidiary to the interaction of those two factors.

11.	What is the average duration of your shipper relationships?

We do not track “average” retention rates for our customers. Every customer win is a celebration and every loss is an incidence of mourning and when we win one of those lost customers back, we have a large celebration. We have customers that we've serviced for 25+ years and we have customers that we picked up last week. We'd rather focus on not losing any, and on picking up new accounts, than on acknowledging that we believe in some kind of “acceptable” retention rate. While reality is that we can't always be all things to all people, believing we have the potential to meet any customers' needs is part of what drives us.

12.	Have you benefited from the US- Korea free trade agreement? How much could you potentially benefit from a US- EU free trade agreement?

We don't really know how we may have benefited from the US-Korea free trade agreement. We have a great group of people in Korea and our network has built a solid book of business to and from Korea that allows us to aggressively compete on those important lanes to and from this key market. We actually think we benefit more from our people's sales efforts in building our business to and from Korea than we were benefited by the US-Korea free trade agreement.

We're not sure how much a free trade agreement between the US and the EU would benefit us. We tend to focus on what we can do and accept any kind of other benefits as “icing on the cake.” The EU, even in its current weakened state, is still a huge market and we're still relatively small in Europe. From that standpoint, our biggest opportunities lie in continuing to do what we do and grow our business by servicing our customers rather than by relying on some kind of a political tango to provide those opportunities.

13.
Why has net revenue per employee in your Europe & Africa region decreased by almost 20% since its recent peak in Q2 2011? Why is net revenue per employee in your Europe & Africa region so much lower than your North America region?

Part of that has to do with the loss in value of the Euro against the US dollar and another factor is a drop in business volumes while we maintain a commitment not to implement short-sighted lay-offs as we work our way through this current global downturn. As for the second part of your question, our productivity initiatives began in North America and that is where we've seen the greatest benefit. Those initiatives are in the process of being implemented in Europe and Asia, but haven't yet had time to take root and produce the same results as they have in the North America.

14.	Since Q1 2010, why has headcount in your Asia Pacific region grown less than all of your other geographic regions?

The reason for our focus on cost containment and productivity in response to rising costs in China, as well as our focus on absorbing all the excess capacity that existed during 2009 (when we didn't do layoffs), before hiring new people. The combination of these two factors produced the effect you've asked about.

15.	Why has headcount in Corporate increased 30% since Q1 2010?

The majority of the head count increases came from these main areas:

1.
Shifting of the Transcon product management group from leading a North American product to leading a global product, (thus leading to a shift from North American to Corporate headcount) and investing in the staff.

2.
Increase in the number of people assigned to the account management group (the group that provides strategic direction to larger accounts). They are predominately domiciled in the field, but carried on corporate cost centers.

3.	Addition of Corporate Data teams to create solutions around Data Analytics. These personnel were primarily shifted from the North America and IS groups.

4.	Staffing of our Disaster Recovery Center as we fill out the computer infrastructure.

5.	Initiating a Global Project Management group.

6.	Initiating a Global Service Provider Management group.

16.	The stock peaked six and a half years ago. Have you learned anything from the stock's significant underperformance since then? Why should we invest now?

If we understood the stock market, we might have your job. If you look at our stock price compared with operational performance, we're not sure we understand why the stock price is where it is over the 6-year period, but the results of our entire industry the last couple of years are playing out in the stock prices, to a greater or lesser degree. We should also point out that one reason the stock peaked at the level that it did 6.5 years ago was (we're told) that a very large hedge fund had shorted Expeditors on the very quarter where we had a blow-out earnings release. The stock price rose in response to that earnings release and then rose even higher as the hedge fund had to back fill to cover its position. One source told us the fund lost nearly $100 million on its position. While we've never been able to validate that, the rapid run up in stock price 6.5 years ago was likely motivated by technical concerns more than market perceptions. Regardless whether or not this is true, when the position was back-filled, the stock quickly fell back to what was probably a more rational level at the time. The purpose of explaining all of this isn't to provide some self-justifying excuse about our stock's performance. Rather it is to point out that the “peak” people seem to see as a meaningful high water mark was, according to some sources, a large uptick prompted by a hedge fund trying to cut their losses by back filling a very aggressive and ill-timed position. In our humble opinion, that run up, took the stock to a level that was several years ahead of where the company's growth in earnings would have taken if it had advanced according to the normal course. Its quick fall back kind of reinforces that theory. In light of the aftermath of the Great Recession, when our stock fell to 24 in early 2009, and viewing that “low” against our “peak” and comparing that with the performance in the overall market in general creates a skewed shortcut view of how our stock has performed.

Our stock's performance needs to be viewed in separate stages of what has occurred since 2008. As we noted, we were obviously impacted during 2008 (when the stock market plummeted) more than we have benefited since. When the recovery happened, our stock came back to the low 50's during the first part of 2011 (up over 100% from the 2009 low). Our stock has since fallen into the high 30's as Expeditors, and most of our industry, had a more difficult 2012 than we had anticipated from a growth perspective, primarily with airfreight, but certainly reflective of some secular slowing in the global economy. This has happened to us before, obviously, it has just never happened this long.

We really don't know if you should invest now or not. We never give investment advice. Your decision to invest is your decision. Our responsibility is to deliver profitable results, inform and educate about the ups and downs of the business and keep people current on the financial results of the company. If we look at our historical record, it has always appeared to us that more people have made money buying Expeditors when most interested investors were not buying Expeditors than those people who purchased when most interested investors were buying Expeditors. We understand the difference between a good company perhaps not being viewed as a good investment and conversely, a good investment perhaps not being made in a good company. We try to run a consistently sound company. Whether or not we're intermittently viewed as a desirable or undesirable investment is up to those who make those decisions for their own accounts based on their own preferences. We'll continue to focus our efforts on the important kinds of long-term actions, even amid short-term challenges, that have proven to create long-term value.

17. What are the most important functions of Mr. Rose's job as CEO (i.e. how does he spend his time)?

The answer to this oft-asked question remains “Not to do anything stupid is always a good start. The greatest influence the CEO can have on any organization is to be visible to its employees and to its customers” and to use those personal interactions “to reinforce culture, vision and direction for the Company. That is accomplished through constant personal contact and consistently delivering a simple, succinct message that resonates with people and whose success can be easily validated though our performance and our accomplishments.”

18. Why do you have $1.4 billion of cash sitting on your balance sheet?

One would be tempted to invoke Sir Edmund Hillary's response when asked why he climbed Mt. Everest (“Because it's there.”), but we won't. Instead, we'll just acknowledge that we didn't create it through sleights of hand or financial trickery…or not paying taxes or delaying payments to our service providers…we got it the old fashioned way…we earned it!

Having earned it, we feel responsible to make sure that it's deployed in the best possible way to maximize our shareholders value. Cash flow from operating activities generated $370 million in 2012 and, in our opinion, there are really only three credible things that can be done with cash:

1.	Invest in your business. (In 2012, we made capital expenditures of $47 million.)

2.	Pay dividends. (In 2012, we paid dividends of $117 million.)

3.	Buy-back stock. (In 2012, we engaged in net stock buy backs of $250 million.)

So, yes we have a lot, but we also used $414 million of that cash to good ends in 2012. Our priority is always to invest in our business. Our business isn't like other capital- intensive businesses through which you can force feed cash into the network to create growth the same way geese in France are force fed corn to create foie gras. Force feeding in this business usually creates mistakes, as capital in and of itself is not a prerequisite for growth. (And with foie gras you have to 'kill the goose' to see if the force feeding was successful…very hard on the goose!) We'll continue to look for opportunities to invest cash in our business that will drive operating income without having to “kill the goose.”

19. What percentage of employee compensation is paid in stock?

Stock is incidental to the compensation program. The vast majority of everyone's compensation comes from cash bonuses derived as a fixed percentage of operating income.

We don't give Restricted Stock Awards and we provide a very broad based stock grant program. Nearly 25% of our people received stock option grants this year.

20. Why is Expeditors a publicly traded company?

Because someone, no longer here, thought it would be a good idea back in 1984 to become more liquid. Being a public company is a little bit like being a crab in one of the crab pots on “Deadliest Catch.” It's very easy to get into that pot and well-nigh impossible to get out of it. From a financial perspective, we have never needed the capital. We still have the money from our initial IPO (all $40 million of it) sitting in one of our bank accounts.

However, from a larger context, being a public company does allow us to get business that we might not otherwise be able to get.

21.	What threats or weaknesses concern you the most?

We worry most about our internal abilities to attract and train the right people and keep our culture intact. The right people, correctly trained and properly mentored, will ultimately be able to address any threats or any weaknesses that rear their ugly heads.

22. What opportunities are you most excited about?
The fact that people are starting to be more concerned about substance and measurable execution than hyped promises of ethereal savings in operational performance. That is rather refreshing…and long overdue.

23. Do you see a mismatch in airfreight forwarder pricing (rate charged based on weight is not consistent with the forwarder's cost to move the freight) due to the recent changes in product mix? If so, is it something that you believe can be fixed in a fragmented, competitive environment?

Not too much. Any changes in rates seem to be in-line with what you would expect in that, as we've noted repeatedly, this is a supply and demand business and being flexible and able to react is much more important than talking yourself into thinking that you can predict anything meaningful.

24. How is the growth in your intra-Asia airfreight business relative to the trans-Pac, Asia-Europe and trans-Atlantic trade lanes? Any trade lane commentary you could share on air or ocean would be much appreciated.

Our intra-Asia airfreight business is very strong. It remained flat when global airfreight was falling over the last couple of years and, more recently, our tonnage reports show that intra-Asia airfreight tonnage grew over 45% for the first four months of 2013 compared with the first four months of 2012. While not a dominant part of our Asian tonnage, it is an increasingly important part of our service offerings and capabilities of our Asian offices. The net revenues per kilo is a little lower than what we realize on our long haul routes, but is still very profitable business and in general, there are a lot of opportunities to make money on this business. It also strategically aligns us more completely with our customers. Most of these customers who do intra-Asia airfreight also have long-haul airfreight as well.

25. The trade-down from air to ocean of certain customers/products has been well publicized the last couple of years, but do you see any customers trading up from ocean to air? If so, can you give an example of the product type and a rationale for the switch?

No one switches to air if they can reasonably go by ocean. When a customer does switch to air, in most cases, it is in a situation where production was delayed and there are contractual penalties if the goods show up late. The economics of ocean freight are such that if the goods are the kind of goods that can safely be shipped by ocean freight, ocean freight will always be the mode of choice, barring unusual circumstances.

26. How has the change in the lithium battery/cell rule impacted airfreight volumes? Has it been positive or negative for Expeditors, and do you see it changing further?

We don't particularly see any positives or negatives. There is definitely more training required and additional operational monitoring. Airlines sometimes have stipulated their own requirements and may add fire suppression equipment to make sure that they are operating in a safe environment. There was already a shift to ocean freight for larger lithium battery shipments that was going on before the issues surrounding lithium batteries began to emerge. In general, though, we don't see the lithium battery situation significantly impacting the airfreight volumes.

27.	What was the reason for the 17% y/y increase and 10% year-to-date increase in Corporate headcount without much volume growth?

Pretty much a continuation of the factors noted above in our response to question #13. The one exception being the addition of about 14 people related to a joint venture we purchased and took 100% control over. Those people will be reallocated to America's operational headcount after the integration process is completed.

28.
What drove the 9% y/y increase and 5% year-to-date increase in Information Systems headcount? Is maintenance increasing on the company's legacy IT system, or is the company investing in significant improvements?

The additions in Information Systems are because more people are being hired to enhance our systems migration efforts and to focus on our increasing EDI (Electronic Data Interchange) customer connectivity projects. These projects are vital in “on-boarding” new customers.

29.
Approximately how much cash (and cash equivalents) does Expeditors need on its balance sheet to run its daily operations without tapping into any kind of credit line and remain debt-free? At last update, 40% was held off-shore, which would be over $550mm, if that percentage is still accurate. We are just trying to get a sense for how much cash is available for share repurchase, provided Expeditors remains debt-free.

We're not sure what the exact number is of how much cash we'd need to keep on our balance sheet without ever having to draw on a credit line and remaining debt free, since our cash balances are distributed.

Because of our tax policy (we accrue a full US tax rate on all earnings, regardless of where earned), we have no money held off-shore that couldn't be immediately repatriated to the United States regardless of what uses we might have.

While it's irrelevant to the crux of your question of how much cash is available for share repurchase, (we assume you meant without triggering some heinous tax expense issue...since technically it would all be available), the last paragraph of our liquidity section in our first quarter 2013 Form 10-Q of our MD&A says (bold underlines added for emphasis):

“The Company's foreign subsidiaries regularly remit dividends to the U.S. parent company after evaluating their working capital requirements and needs to finance local capital expenditures. In some cases, the Company's ability to repatriate funds from foreign operations may be subject to foreign exchange controls. At March 31, 2013, cash and cash equivalent balances of $693 million were held by the Company's non-United States subsidiaries, of which $58 million was held in banks in the United States. Earnings of the Company's foreign subsidiaries are not considered to be indefinitely reinvested outside of the United States and, accordingly, a deferred tax liability has been accrued for all undistributed earnings, net of foreign related tax credits, that are available to be repatriated.”

30.	I am writing to submit a question to be considered for your 8-K expected to be filed on or about May 10, 2013.

In your Q312 press release you note that, “The company employs trained professionals in 189 full-service offices and 64 satellite locations….” Your Q412 and Q113 press releases have provided less complete disclosure noting only “…188 full-service offices and numerous satellite locations....” in both releases. Can you please provide the number of full-service offices and satellite locations at 12/31/12 and 1/31/13?

The number of full-service offices would be 188, as we said. The nature of what is a satellite office and its purpose gets surprisingly difficult to count and track. For instance, two people working out of a house in western China could actually work for our Beijing office, by providing back-office and logistical support in a city far from Beijing but within the region the Beijing branch is assigned to provide services. They might be a sales office, they might have some operational capabilities, but they vary. We have places where we have one person who occupies a formal rented office whose role is primarily sales. We have other places where four people working out of a house (because office space is too hard to find) and who are actually on-line into the full-service office they are part of, performing core operational functions. At the end of the day, it's the full-service offices that have a District Manager and a P&L. Those are the offices that drive results. The number of satellite offices, while important for customer service and marketing purposes, is not necessarily indicative of anything that shows up financially. Accordingly, instead of having this quarterly debate about how many satellite offices we have and how many people working out of a house constitutes an office...is it an office when they rent an office facility…and so forth and so on…we'll acknowledge that we have some satellite offices but will continue to report numerically how many full-service “P&L” offices we have with a District Manager. Trust us, it won't matter to anything anyone is doing for financial analysis purposes.

31.
I'm following up to xxxx xxxxx's voicemail that he left earlier today after noticing a comment in the 2012 10K on airfreight tonnage. From the last two 10Ks, the average airfreight consolidation declined 36% from 3,900 pounds in 2011 to 2,500 pounds in 2012. Excerpts from the 10K are:

From 2012 10K:

The Company estimates its average airfreight consolidation weighs approximately 2,500 pounds and a typical consolidation includes merchandise from several shippers. Because shipment by air is relatively expensive compared with ocean transportation, air shipments are generally characterized by a high value-to-weight ratio, the need for rapid delivery, or both.

From 2011 10K:

The Company estimates its average airfreight consolidation weighs approximately 3,900 pounds and a typical consolidation includes merchandise from several shippers. Because shipment by air is relatively expensive compared with ocean transportation, air shipments are generally characterized by a high value-to-weight ratio, the need for rapid delivery, or both.

We're trying to understand if Expeditors saw that significant of a decline in average weight and if so, how was the company able to still keep the decline in total airfreight tonnage to be down only 6% in 2012? Curious if you had any insight on how and why the average consolidation weight declined so much.

More and more dedicated freighters are pulled out of service, most of which are older fuel-inefficient 747's. Much of that freight is shifting to Boeing 777 passenger planes (and some 777 dedicated freighters or the equivalent Airbus configurations) with belly space configured to handle cargo, and the consolidations are, by necessity, smaller. 747's have a lot of main-deck capacity, which allows us to use the larger, full-size pallets (typically 96” high but up to 118” high for cargo placed on the main-deck). The equivalent pallets for use in a 777, while having more or less the same footprint, have to be built much lower, up to only 64.” So, we build two pallets where we used to build one. Incrementally not that big of deal and the 777 has proven to be a very good cargo plane for us to load freight onto.

32. Can you talk about Expeditors' unique business model and how it compares to standard freight forwarding business models? How do your incentive compensation plans work at the local branch level up to the senior executive level? What percent of the sales force's total compensation is base versus incentive?

We're not sure what a “standard freight forwarding business model” might be. We can only speak to our business model. The compensation plan portion of our business model is really pretty simple:

a.
Branches receive 20% of operating income after the corporate office levies a management fee approximating 10% of the Branch's net revenue. The District Manager would be expected to keep a substantial portion, up to half of that bonus, depending on the branch. He or she must also be wise and provide monthly bonuses from this figure to the employees in the branch. Department managers would get more than supervisors. Everyone typically participates in the bonus pool, even if it is only to receive an extra holiday bonus.

b.	Regional Management receives 5% of the branch operating income (again after management fee) for all the branches under the particular regional manager (s).

c.	Executive and most of CHQ management and directors and supervisors are paid out of a “Executive Bonus Pool” representing 10% of operating income after all branch bonuses have been paid.

d.
Sales people are paid a commission based on number of years the account does business with us. This percentage decreases over time and levels off at a residual. The sales commission structure, appropriately, pays larger commissions for new business and provides a residual that is large enough to focus sales people's attention on building a book of business, but not so large that it distracts them from spending the majority of their efforts on looking for new business.

33. What % of your Asia business comes in/out of China? How are you positioned as freight increasingly moves out of China and to other parts of SE Asia? How about freight production shifting back to Mexico and the U.S.?

That figure changes of course, so once again, any figure we would quote would be a best estimate as of one particular place in time. We think that figure is a little over 30%. Because we focus on full-service offices, we have the wherewithal in place to handle shifts from exports to imports or shifts to other areas. If we have the right kinds of relationships with our customers and usually we do, as freight shifts to different locations, we're invited to be part of that shift and while the origins and/or destinations may change, our network retains the business. The “near shoring” trend you reference, while certainly occurring to some degree, is, in our humble opinion, more hype than reality. Much of what is done is high-level assembly of components produced in lower-cost labor markets where production infrastructure, including production “know-how” is still very formidably present.

34. How is Expeditors' procuring capacity on the air and ocean side in 2013? How much air and ocean capacity does Expeditors typically lock down in advance? Has this changed over the last few years?

For competitive purposes, we never disclose what our particular purchasing strategy is regarding the percentage of business we contract for or buy on the spot market. Ocean freight is more contract commitment oriented than is airfreight. It has varied somewhat over the last several years, but is not all that significantly different. Ocean, of course, is much more geared to annual contractual commitments -- referred to by the acronym MQC (Minimum Quantity Commitment). In airfreight, while Blocked Space Agreements are used, they are not as universally applied as are ocean freight MQC Agreements.

35. What percent of your customers book air and ocean capacity on spot market rates rather than contractual? Has this changed historically? What is the length of a typical customer contract?

Since we do not have any customers that are exclusive, it is difficult, if not nearly impossible, to actually know this. We also do not think it is particularly relevant in the same context as our decisions to decide what carrier MQC's are and what kinds of Blocked Space Agreements we might enter into.

36. How quickly does Expeditors typically pass through increases and decreases in underlying freight rates to its customers? Has the lag time changed over the last five years and do you expect it to change over the next five years? What is your outlook for underlying air and ocean pricing in 2013?
As soon as is practical. Usually we notify the customers as soon as we're notified by the carriers. On the ocean side, since it's regulated by the Federal Maritime Commission, we're required to give shippers a 30 day notice before we raise the rates. Theoretically we're supposed to get that same 30 day notice from the steamship lines, but in practice, that isn't always possible.
It is somewhat more difficult to pass rates on as quickly as it was five years ago. That, we believe, is as much a function of the economy as it is a function of any changes within the industry. We're not sure where pricing will go for the remainder of 2013. We're focusing on staying flexible as we aggressively attack ocean and air business and see how much market share we've actually expanded the past several years.

37. In your 1Q:13 earnings release, your commentary seemed relatively more optimistic compared to recent prior quarters. What is driving your improved outlook and where do you currently see signs of improvement but continue signs of weakness? Do you expect to grow operating income and EPS just through cost containment and/or share repurchases in 2013?

Our 2013 first quarter was the second best first quarter we've ever had. We see uniform signs of optimism, not so much focused but in a general sense -- existing customers seem to be shipping a little more, and have plans to ship a little more. It isn't that we see some locations significantly stronger than others, per se, it is more related to our seeing a lot of small concurrent moves forward that didn't seem to be there at this time last year. Certainly one quarter does not a year make, we're keenly aware of that, but as we noted in our press release, having had two consecutive quarters of airfreight tonnage growth felt awfully good to us.

38. How are you thinking about net revenue and EPS growth longer-term? Do you still expect long-term net revenue and EPS growth of 10%-15%? Does this assume continued shifts from airfreight to ocean?

Nothing has changed in our minds about what future EPS growth targets should be. These last couple of years have been difficult, but we do think that in the long run, focusing on 10-15% growth rates isn't unreasonable. We don't make predictions and when we talk about 10-15% we're not predicting -- we're acknowledging that when we budget each year, if we roll the budget up and it shows we're up 10-15%, that is reasonable for us and we're finished. At that stage, we aren't going to waste any more time. We don't torture our offices, re-doing budgets in the hopes someone will dream up some more net revenues or operating income. We're not scientific enough to “trend out” what we think will be shifting from air to ocean and, even if we thought we could do it, we'd end up in a protracted debate as to whether or not we could trust the calculations we came up with. Air has always been for high value, time-definite goods. We think there will always be a vibrant airfreight market. We do not believe that there will be a mass exodus to ocean freight from airfreight. We do think that as commodities, particularly hi-tech commodities like PC's, become cheaper to produce and therefore are less of a cost if they are lost, the economics of the business will naturally gravitate to more and more ocean freight.

39. While your 1Q airfreight volumes indicated better growth than the market, your ocean freight volumes were weaker than the market. Can you explain what is driving this disparity? Can you provide an update on air and ocean freight volumes in April and so far in May?

Ocean freight volume growth this year, so far, has lagged behind airfreight volumes growth rates. We're not sure what market figures you're looking at. The ones we see seem to indicate that our ocean results are not terribly different from what the market in general is doing. Retail has been a bit spotty, and that certainly shows up in the ocean numbers given our market share in retail. Ocean volumes in April seem to be somewhat on par with what the market seems to be telling us…and while we're not happy about not growing, we're certainly happy about the work our ocean group is doing. Airfreight volume in April was quite strong, up nearly 10% over 2013. We don't have complete May figures, since May is not yet over.

40. What is your overall outlook on the airfreight and ocean freight market for 2013 vs. last year? Do you believe global airfreight and ocean freight volumes will continue to improve in 2013? How do you expect to grow relative to each of these markets in the near and longer-term?

In both instances it is going to be a function of carrier capacity management and shipper product launches. So far, airfreight volumes have been modestly increasing. Ocean freight is still not showing the same kinds of trends. However, we do feel the last half of the year, at least at this point in time, will be a little stronger than is the first half. Certainly things could develop that would change that sentiment, but from where we sit now, that is the way things feel to us at the moment.

41. Ocean spot rates thus far in 2Q seemed to have slowed y/y and sequentially relative to 1Q? What should this mean for gross yields in 2Q and going forward? Should we expect gross yield improvement starting in 2Q? How do you view the airfreight capacity environment today versus last year and what does mean for gross yields in 2013?

While the ocean carriers have not maintained their prices increases well during the past several years, there have also been times during recent years when they have been able to hold prices very well. Falling ocean freight prices mean we have to spend a lot of time keeping rates fresh with our customers. We also have to make sure that we are very proactive in passing price reductions on to customers in a timely manner. So, in that context, we're not sure that we will see ocean yield improvement in the second quarter of 2013. We'd probably be just as happy maintaining yields if it meant we attracted more volume.

As for airfreight, capacity has been carefully and deliberately managed and things seem to be returning to more established patterns that we were accustomed to for so many years where airfreight yields diminished throughout the year culminating with the lowest yields of the year during the traditional peak season.

42. Headcount has been essentially flat on a year-over-year basis the past two quarters - is this likely to continue for the remainder of 2013? How should we think about wage inflation this year?

We think headcount may increase very marginally as we make investments in key areas. As business improves and profits go up, there will be more bonus to share and payroll expense would rise. That would be good news, however, because it would mean that we had more business and more profits.

43. What percent of your overall net revenue touches Asia? What percent of net revenue comes from Asian exports to the US? What is Expeditors' market share on Asia to US trade in both air and ocean freight? How do you allocate gross revenue, net revenue and operating income geographically?

The amount of net revenue recorded in China (which includes Hong Kong) is over 10% of total revenue and is one of those items that we are required to disclose in our annual report Form 10-K. If one were to look at Footnote 10 of our consolidated financial statements included in our Form 10-K you'd see that 34% of revenue and 16% of our net revenues are recorded in China, inclusive of Hong Kong.

The figure regarding the percentage of Asian exports to the US is a number that varies over time, but most recently we believe to be about 35% of net revenue.

We don't allocate Gross or Net Revenues, or Operating Income. Those figures are recorded when and where they are earned. We think that the real question you're asking is how we share profits between origin and destination offices. We would refer you to our financial statements published as part of our Form 10-K, and particularly Footnote 1E, for a general discussion about revenue recognition.

In our system, almost all revenues on shipments are recorded at origin when the freight is tendered to a common carrier. According to our terms and conditions on our House airway bills, or House Ocean Bills of Lading or Truck Bills of Lading, risk of loss passes to the customer at that point in time. In order to effect a claim against Expeditors, the customer must pay the freight charges to Expeditors in order to perfect its claim.

At origin, an intercompany cost is accrued which represents the amount by which the origin office will pay the destination office for the destination office's part in handling the shipment. There are two primary ways that the origin office and the destination office agree to work together:

•
Commission, whereby a fixed percentage of the freight charges recorded at origin are accrued to pay the destination office. This is paid regardless if the origin office makes money on the shipment or not. The commission model, in Expeditors at least, is used to calculate destination commissions for airfreight shipments.

•
Profit Sharing, whereby a fixed percentage of net revenue, usually 50% is accrued as an intercompany cost at origin and as intercompany revenue at destination. This is used exclusively for ocean freight and for long-haul airfreight routes into countries where there is little if any outbound traffic. One distinctive difference between commission and profit share methodologies is that, should the origin consolidation actually lose money, the destination office is billed for some fixed percentage portion of that loss.

The fees in both cases that are accrued as an expense at origin are recognized as revenue at the destination when the destination breakbulk requirements for the shipments are complete. Other than that, overhead expenses are booked where they are incurred and net revenues and operating income just fall out in the branches where the business is serviced. There is nothing magical about how this is done.

44. Relative to $78M and $48M in net capex the past two years, what are your net capex plans for 2013 and how should we think about net capex longer-term? As we think about Expeditors' $1.4B cash balance how should we think about share repurchases and dividend increases over the next two years?

We think this year we might well spend nearly $100 million in capex as we look to develop some buildings in some key areas. We analyze these opportunities regularly in relation to an office's performance, business mix and local market conditions. As for share repurchases, we plan to continue them as our people exercise stock options. As we did in 2012, we also look to repurchase additional shares as opportunities present themselves. Historically, we have continued to increase our dividends. Even in a “down year” as we had in 2012, we increased the dividend.

45. What is the best operating environment for Expeditors from a profitability standpoint? Would you prefer a very strong volume and tight capacity environment over a weaker volume, loose capacity market? Why?

We have no preference. Business volumes are better when business is booming and we typically prefer an economy where there is a lot of freight moving out there. True, it may be difficult to always push pricing in a market with stronger volumes and yields narrowing, but having lower market volumes that allow margins to temporarily expand does not help develop strong foundational growth.

Glossary of Terms
Currency Adjustment Factor (“CAF”)

An agreed upon amount used to “adjust” currency transaction rates so as to compensate for some or all of the risk of currency fluctuations occurring during the time a transaction has not completed its natural economic cycle.

Net Revenues (Non-GAAP measure)

We commonly refer to the term “net revenues” when commenting about our company and the results of its operations. Net revenues are revenues less related operations expenses attributable to the Company's principal services. We believe that net revenues are a better measure than are total revenues when analyzing and discussing our effectiveness in managing our principal services since total revenues earned as a freight consolidator must consider the carriers' charges to us for carrying the shipment, whereas revenues earned in other capacities include primarily the commissions and fees actually earned by us. Net revenue is one of our primary operational and financial measures and demonstrates our ability concentrate and leverage purchasing power (buy rates) through effective consolidation of shipments from customers utilizing a variety of transportation carriers and optimal routings. Using net revenues also provides a commonality for comparison among various services. The following table summarizes how net revenues are derived for the periods indicated.

	Years Ended December 31,			Three Months Ended March 31,
	2012	2011	2010	2013	2012
Airfreight services:
Airfreight services revenues	$2,600,916	$2,893,474	$2,821,828	$620,374	$638,912
Airfreight consolidation expenses	1,983,696	2,193,122	2,181,598	464,919	481,043
Airfreight services net revenues	617,220	700,352	640,230	155,455	157,869
Ocean freight services and ocean services:
Ocean freight and ocean services revenues	1,974,891	1,878,595	1,955,400	445,479	434,336
Ocean freight consolidation expenses	1,542,170	1,443,170	1,569,877	344,923	331,954
Ocean freight and ocean services net revenues	432,721	435,425	385,523	100,556	102,382
Customs brokerage and other services:
Customs brokerage and other services revenues	1,405,136	1,378,429	1,190,345	344,632	338,122
Customs brokerage and other services expenses	630,979	617,729	523,312	155,359	151,802
Customs brokerage and other services net revenues	774,157	760,700	667,033	189,273	186,320
Total net revenues	$1,824,098	$1,896,477	$1,692,786	$445,284	$446,571

Transcon

Transcon is a multi-modal time-definite non-asset based domestic forwarding product which also offers high-end value added services.

While most “Transcon” services are primarily executed through the use of trucks, it is not a trucking product. There are Transcon (domestic) air shipments and while we don't do much at this point in time, Transcon could be adapted to incorporate intermodal rail solutions as well. The part of Transcon the customers find appealing is the ability to have the same visibility and span of control on their critical time definite domestic shipments that they have become accustomed to in their time definite international shipments.

Order Management

At its core, Order Management offers Purchase Order Management to our customers. This is used to efficiently administer their orders being produced in overseas factories. This includes the organization and tracking of ground handling activities required to pick up orders from the factories the customers uses, loading (or “stuffing” as we're more prone to call it) the goods into a container at a container freight station, placing the container in the container yard for the steamship line the customer directs, (or handling it as an Expeditors Ocean move if the customer directs). The information that is a by-product of administering all these activities is input into our proprietary systems and configured in a way to provide meaningful information to our customers. All this activity is tracked and monitored and reported using sophisticated information systems to both exchange data by electronic data interchanges (EDI) and to provide visibility to the customer as to where in the supply chain, desired freight might be.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 22, 2013	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

May 22, 2013	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer